EXHIBIT 99.2

Alex Introduction

Thanks.

Good afternoon.  I would like to welcome everyone to SMTC’s second quarter earnings call.  Joining me today is my Co-Chief Executive Officer, Claude Germain.

I’d like to remind everybody that this presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties.  The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees.  Discussion of the various factors that may affect future results is contained in the Company’s Annual Report on Form 10-K; on Form 10-Q and subsequent reports on Form 8-K and our other filings with the Securities and Exchange Commission and SEDAR.

For our agenda today, we will first cover our second quarter results; we will provide closing comments, which will then be followed by a question and answer period.

As you can see from our press release issued earlier today, results for the second quarter remain strong, improving over our first quarter results and in line with our guidance.  Revenues were $75.1 million, an increase from $72.5 million in the first quarter of this year, and a 54% increase over the same period last year.

Gross margins for the second quarter after adjusting for $455 thousand of unrealized foreign exchange losses were $7.7 million or 10.3%.  This figure compares with gross margins in Q1 after adjusting for $462 thousand of unrealized foreign exchange gains of $7.1 million or 9.7%, and is a 59% increase over the gross margins of $4.6 million or 9.5% in the second quarter of last year.

During Q2, total corporate overhead and SGA costs increased slightly as a percent of sales to 5.9% from 5.5% in Q1, and decreased from 7% in the second quarter of last year.  Total SGA expenses during the quarter were $4.4 million vs. $4 million in the first quarter of the year and $3.4 million over the same period last year.

Interest expense increased slightly during the quarter to $542 thousand from $463 thousand in the first quarter of 2012.

The Company recorded net income in the current quarter of $2.8 million, including $455 thousand of unrealized losses on foreign exchange contracts.  This comparison add net income of $2.4 million which including an unrealized gain of $462 thousand on foreign exchange in the first quarter of this year, and a net loss of $1.0 million over the same period last year.

Inventory levels increased during the quarter to $61 million from $55 million last quarter due to a high order backlog, and strong demand for Q3.  We anticipate lower inventory levels going forward as we work through this backlog and anticipate softer demand in Q4.

Accounts receivable were $40 million in Q2, down from $42 million in Q1.  This decrease is attributable to more even loading of output throughout the quarter than in previous quarters.   AR days improved to 48 days verses 53 days in the previous quarter.   Accounts payable was $48 million, an increase from $46 million last quarter. AP days increased to 65 days from 59 days in the previous quarter.

Capital investments were $2.3 million in the quarter, $1.5 million of which went to fund the purchase of assets from ALCO for our facility in China, the remainder went towards increasing capacity in our Mexican and US facilities to meet the higher demand levels.  We financed approximately $500 thousand of this through capital leases.

Bank debt net of cash decreased by $2.6 million in the quarter resulting in an ending balance of $25.4 million. Worth noting, our bank debt is approximately $13 million higher than anticipated going into 2012. Higher growth rates (and the requisite investment in working capital to accommodate the growth account for approximately $10 million of this increase, the remainder, approximately $3.0 million is a result of working capital inefficiencies. Our goal is to have bank debt net of cash below 1.5 times trailing 12 month EBITDA by year end.

In summary the results achieved by the Company in Q2 were improved over those achieved in Q1 and a sharp improvement over Q2 of last year. By focusing on improving operations, we have seen gains in throughput and efficiency which have, in turn improved working capital and bottom line profitability.  An area we expect to see further gains throughout the second half of this year is in working capital utilization, particularly as it relates to lower inventory levels.  Our targets in this area will result in improved operating cashflow and bank debt levels in the mid teens by year end.

With that, I will now turn the call over to my Co-Chief Executive Officer, Claude Germain.

Claude

At a high level, the quarter was notable for the following:

1. Revenues for the quarter as Alex mentioned were 54% higher compared than the same quarter last year, and were at their highest level since 2006. Our strong revenues are projected to continue into Q3, and then to soften somewhat. The significant increase in our revenue is due primarily to 3 factors:

•	Increased share of wallet gains from our existing customers

•	New revenues resulting from new customer additions; year to date we have closed 5 new accounts and

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It worths knowing here that  we have not announced specific customer wins this year;  and not because we don’t want to but just as often customers do not allow us to make such public announcements due to competitive reasons; the exceptions tend to be smaller startups who benefit from the publicity

•	New revenues as a result of our ZF Array acquisition

2. Our Second notable outcome of the quarter: our operational excellence plans are starting to bear fruit, and we are scaling our plants more effectively throughout the network. Our throughput and our quality is improving and we know that challenges remain here and we are very focused on achieving better operating performance throughout our entire network going forward.

3. We reduced our debt levels in the quarter, and have maintained a focus on generating targeted Return On Working Capital metrics. That said, our inventory levels remain too high.  As Alex mentioned it about $3 million inefficiencies in working capital   therefore inventory levels certainly will remain a strong focus.  We anticipate inventory levels to fall in Q3 as a result of further operating efficiencies as well as softer projected revenues in Q4. As Alex mention it will lead to lower debt levels by year end.

4. Integration of the assets purchased from Alco Electronics is proceeding as planned in the quarter, and is expected to be completed in Q3. We refurbished the plant, and invested in our engineering, quality and sales team. We are now actively marketing its capabilities.

5. Finally, we are still actively pursuing opportunistic and accretive M&A deals. The objective here remains to leverage our existing plants and geographies, diversify our customers base and deepen our talent pool while maintaining appropriate debt levels throughout.

Looking forward into the second half of 2012, and again barring a macroeconomic slowdown, we are raising our revenue guidance to $270 - $290 million. This implies a year over year growth rate of well over 30%. However, we will maintain EBITDA guidance as we are continuing to work through initiatives focused on improving margins, gaining better operating efficiencies, and achieving better working capital utilization. Looking forward into 2013 and beyond, we need to caution our stakeholders to not extrapolate from these short term growth rates, but rather to focus on our long term organic revenue growth target of 10% annually before considering new acquisitions. Some quarters will be higher and some lower…but our long term objective is 10% organic growth which of course, drives higher percentage EBITDA growth due to solid operating leverage. This EBITDA growth combined with our NOL usage should generate strong free cash flow which we plan to use for high ROI decisions that support our strategic initiatives.

In summary, Q2 has shown that our strong focus on our core strategic initiatives are having a significant impact on the company, and has helped double our equity value in a year. Again, these are initiatives as we mentioned are account management, business development, operational excellence, organizational effectiveness, M&A and Investments in Chinese Market. We are pleased with our results, and although we have instilled a disciplined methodology on execution, we recognize we have more work to get done.  We remain focused on growing this business by continuing these initiatives and look forward to reporting on our progress next quarter.

With that I will now turn the call back to Alex.

Alex

Thanks Claude, with that, we will open the call for any questions.

Thank you.